Exhibit 5.1

	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000
	www.cooley.com	Washington, DC 202 842-7800

October 6, 2005	JAMES F. FULTON, JR. (650) 843-5103 fultonjf@cooley.com

Website Pros, Inc.

12735 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Website Pros, Inc., a Delaware corporation (the “Company”), of up to 7,820,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), which includes (i) 5,520,000 shares to be sold by the Company (the “Company Shares”), which includes 720,000 shares for which the underwriters have been granted an over-allotment option, and (ii) 2,300,000 shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), which includes 300,000 shares for which the underwriters have been granted an over-allotment option, pursuant to a Registration Statement on Form S-1 and the related Prospectus filed with the Securities and Exchange Commission (the “Registration Statement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, as amended, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares when sold and issued in accordance with the Registration Statement and related Prospectus will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ James F. Fulton, Jr.

     James F. Fulton, Jr.